Exhibit 12



      John Deere Capital Corporation and Subsidiaries
     Computation of Ratio of Earnings to Fixed Charges
                 (thousands of dollars)

                                   Six Months Ended April 30,
                                 ------------------------------
                                     1999              1998
                                 -----------        -----------
Earnings:

Income before income
  taxes and changes
  in accounting                     $112,558            $98,064

Fixed charges                        180,842            181,540
                                 -----------         ----------
  Total earnings                    $293,400           $279,604
                                 ===========         ==========

Fixed charges:

Interest expense                    $178,363           $179,408

Rent expense                           2,479              2,132
                                 -----------         ----------
  Total fixed
    charges                         $180,842           $181,540
                                 ===========         ==========

Ratio of earnings to
   fixed charges *                      1.62               1.54
                                 ===========         ==========


                           For the Years Ended October 31,
                    -------------------------------------------
                      1998     1997     1996     1995     1994
                    -------- -------- -------- -------- --------
Earnings:

Income before income
  taxes and changes
  in accounting     $233,534 $211,251 $206,588 $175,360 $161,809

Fixed charges        373,237  330,648  276,726  240,913  168,507
                    -------- -------- -------- -------- --------
  Total earnings    $606,771 $541,899 $483,314 $416,273 $330,316
                    ======== ======== ======== ======== ========

Fixed charges:

Interest expense    $368,381 $326,867 $273,748 $238,445 $166,591

Rent expense           4,856    3,782    2,978    2,468    1,916
                    -------- -------- -------- -------- --------
  Total fixed
    charges         $373,236 $330,648 $276,726 $240,913 $168,507
                    ======== ======== ======== ======== ========

Ratio of earnings to
  fixed charges *       1.63     1.64     1.75     1.73     1.96
                    ======== ======== ======== ======== ========
_______
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.


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